EXHIBIT 10.7

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

September 11, 2019

Paul Lizzul

Re:	Incentive Bonus

Dear Paul:

As you know, the board of directors (the “Board”) of Sienna Biopharmaceuticals, Inc. (the “Company”) may authorize the Company to proceed with a chapter 11 bankruptcy (the “Reorganization”). To encourage you to remain committed to the success of the Company and achieve certain performance targets in connection with the Reorganization, we are offering you a one-time incentive bonus, subject to the terms of this letter (the “Incentive Bonus”). Please note that the Incentive Bonus is subject to court approval.

If you remain employed by the Company in good standing through the consummation of either an Asset Sale or an Exit Investment (each as defined below), and certain performance targets are achieved, subject to court approval, you will be entitled to payment of your Incentive Bonus in an amount equal to the portion of your annual compensation described below. As used in this letter, “annual compensation” means $512,325, which is the sum of your base salary and target annual bonus immediately prior to commencement of the Reorganization.

Asset Sale. If the Company consummates a sale of all, or substantially all, of its assets resulting in gross proceeds to the Company of at least $5 million (an “Asset Sale”), then, subject to your continued employment with the Company through the closing of the Asset Sale, you will be entitled to payment of your Incentive Bonus in the amount determined under the table below based on proceeds paid to the Company.

Asset Sale Proceeds	Incentive Bonus Amount
At least $5 million but less than $10 million	25% of annual compensation

At least $10 million but less than $15 million	50% of annual compensation

At least $15 million but less than $20 million	62.5% of annual compensation

$20 million or more	62.5% of annual compensation, plus a portion of 2.5% of the sale proceeds in excess of $20 million (such portion based on your annual compensation as a percentage of the aggregate annual compensation of all Company employees eligible for an incentive bonus)

If the Company’s assets are sold in a series of transactions rather than in a single transaction, any Incentive Bonus earned will be determined based on the aggregate proceeds from all such sales.

Exit Investment. If a party sponsors a chapter 11 plan of reorganization and makes an investment in the Company in connection with such plan that results in gross proceeds to the Company of at least $15 million (an “Exit Investment”), then, subject to your continued employment with the Company through the closing of the Exit Investment, you will be entitled to payment of an Incentive Bonus in an amount determined under the table below. If, in connection with an Exit Investment, the Company also consummates a sale (or sales) of its assets, any proceeds from such sales shall be considered Exit Investment proceeds for purposes of calculating the Incentive Bonus amount.

Exit Investment Proceeds	Incentive Bonus Amount
At least $15 million but less than $20 million	62.5% of annual compensation

$20 million or more	62.5% of annual compensation, plus a portion of 2.5% of the investment proceeds in excess of $20 million (such portion based on your annual compensation as a percentage of the aggregate annual compensation of all Company employees eligible for an incentive bonus)

Any Incentive Bonus earned will be subject to required tax withholding and authorized deductions, and will be paid at or within 10 days after the closing of the Asset Sale (and if the Company’s assets are sold in a series of transactions, upon the closing of the last such transaction) or the Exit Investment (as applicable). As noted above, as a condition to payment of the Incentive Bonus, you must remain continuously employed with the Company through the date of the Asset Sale or Exit Investment; however, for the purposes of this letter, you will be deemed to be employed through the date of any such Asset Sale or Exit Investment in the event your employment with the Company is terminated by the Company without Cause or you resign for Good Reason (as each term is defined on Exhibit A) within 60 days prior to closing of the Asset Sale or Exit Investment, subject to your delivery to the Company of a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within 60 days after such termination of employment.

In exchange for the Incentive Bonus opportunity and as evidenced by your signature to this letter, you hereby waive any right to cash severance to which you may become entitled following the date of this letter. This means that if your employment with the Company terminates for any reason following the date of this letter, you will not receive any cash severance and, instead, will only be entitled to receive the retention bonus set forth in the letter agreement between you and the Company as of the date of this letter, subject to your timely satisfaction of the conditions set forth in the letter. Any agreement, plan and arrangement providing you an opportunity to earn severance will be deemed amended to the extent necessary to reflect this letter. In addition, by your signature to this letter, you hereby waive any rights to cash bonuses or additional equity grants following the date of this letter.

You and your beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company by virtue of this letter. For purposes of the payment of any Incentive Bonus, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. Subject to court approval of the Incentive Bonus, payment of any Incentive Bonus shall be an administrative expense under Section 507(a)(1) of the U.S. Bankruptcy Code and shall be entitled to payment by the Company from the general assets of the Company. The Company’s obligations under this letter shall be merely that of an unfunded and unsecured promise to pay money in the future.

This letter sets forth the entire agreement between you and the Company regarding the subject matter contained herein and supersedes all prior agreements we may have had in respect of the subject matter contained herein, other than the retention bonus letter that you entered into with the Company on or around the date hereof. Nothing contained in this letter shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment by the Company.

This letter may only be modified or amended pursuant to a written agreement signed by you and a duly-authorized officer of the Company. During the pendency of the Company’s chapter 11 case, no amendment to this letter shall be made which increases the amount of benefits payable to you hereunder without the approval of the bankruptcy court.

(Signature Page Follows)

To indicate your acceptance of the terms of this letter, please sign, date and return a copy of it to the Company.

Sincerely,

SIENNA BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy K. Andrews

Name: Timothy K. Andrews
Title: General Counsel and Secretary

Agreed and Accepted:

/s/ Paul Lizzul
Paul Lizzul

Date: September 11, 2019

Exhibit A

For the purposes of the letter, Cause and Good Reason have the meanings set forth below.

“Cause” means any one of the following: (i) your willful or reckless violation of any applicable material law or regulation respecting the business of the Company; (ii) your conviction of, or plea of nolo contendere to, a non-vehicular felony or other crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to your duties to the Company which act is materially and demonstrably injurious to the Company; (iv) your willful and repeated failure to perform in any material respect your duties; (v) your failure to attempt in good faith to implement a clear and reasonable directive from your supervisor or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the Board; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or (vii) your breach of fiduciary duty owed to the Company; provided that in the cases of (iv)-(vii), you are given written notice within 15 days’ notice of the occurrence and an opportunity to cure any such failure that is subject to cure, including a reasonable opportunity to present to the Board your position regarding any dispute relating to the existence of such failure (other than on account of disability).

“Good Reason” means any one of the following: (i) the material reduction of your base salary, (ii) the material reduction of your duties and responsibilities (including material reduction in status, material reduction in offices and/or a requirement to report to any person or entity that is at a level lower than the level of your direct supervisor as of the date of this letter), (iii) the Company’s material breach of your employment agreement with the Company, or (iv) the relocation of your principal place of employment that increases your one-way commute by more than 35 miles, provided, that, in each case, you will not be deemed to have Good Reason unless (x) you first provide the Board with written notice of the condition giving rise to Good Reason within 30 days of its initial occurrence, (y) the Company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”), and (z) your resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.